Exhibit 99.1

CONTACT:

Dee Ann Johnson

Vice President Controller and Treasurer

(412) 456-4410

dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE

PITTSBURGH, PA

July 27, 2011

Ampco-Pittsburgh Announces Second Quarter Results

Ampco-Pittsburgh Corporation (NYSE: AP) announces sales for the three and six months ended June 30, 2011 of $94,971,000 and $184,039,000, respectively, against $82,858,000 and $165,184,000 for the comparable prior year periods. Net income for the three months ended June 30, 2011 and 2010 was $9,123,000 or $0.88 per share and $9,374,000 or $0.91 per share, respectively, and for the six months ended June 30, 2011 and 2010 was $16,799,000 or $1.63 per share and $17,585,000 or $1.72 per share. Income from operations for the three months ended June 30, 2011 and 2010 was $13,516,000 and $14,765,000, respectively, and for the six months then ended approximated $25,644,000 and $26,429,000.

The decrease in operating income for each of the periods is principally attributable to the Forged and Cast Rolls segment. Despite an ongoing improvement in sales for this group, particularly for the U.K. operations, operating income was adversely impacted by higher direct material and fixed costs. Sales and operating income for the three and six months of 2011 for the Air and Liquid Processing segment improved against the comparable prior year periods due to improved demand by customers in the power generation markets and U.S. Navy shipbuilders. Net income for the quarter benefited from foreign exchange gains versus foreign exchange losses in the prior year.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation’s Annual Report on Form 10-K as well as the Corporation’s other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Sales	$94,971,000	$82,858,000	$184,039,000	$165,184,000

Income from operations	13,516,000	14,765,000	25,644,000	26,429,000
Other income (expense) – net	140,000	(734,000)	(369,000)	(77,000)

Income before income taxes	13,656,000	14,031,000	25,275,000	26,352,000
Income tax expense	(4,366,000)	(4,582,000)	(8,239,000)	(8,648,000)
Equity losses in Chinese joint venture	(167,000)	(75,000)	(237,000)	(119,000)

Net income	$9,123,000	$9,374,000	$16,799,000	$17,585,000

Earnings per common share:
Basic	$0.88	$0.91	$1.63	$1.72

Diluted	$0.88	$0.91	$1.62	$1.71

Weighted-average number of common shares outstanding:
Basic	10,317,793	10,246,827	10,311,509	10,246,517

Diluted	10,406,688	10,289,545	10,386,284	10,275,114